Exhibit 5.2

DEPARTMENT OF THE TREASURY INTERNAL REVENUE SERVICE WASHINGTON, D.C. 20224
TAX EXEMPT AND GOVERNMENT ENTITIES DIVISION

Plan Description: Prototype Non-standardized Money Purchase Pension Plan
FFN: 31239810003-003 Case, 200600811 EIN: 13-5674085
Letter Serial No; M280274a
Date of Submission: 01/31/2006

Contact Person
MERRILL LYNCH PIERCE FENNER & SMITH, INC.	Janell Hayes/Letitia Young Telephone Number:
1400 MERRILL LYNCH DRIVE	513-263-3602/512 263-3584
MSC G403N COMPLIANCE	In Reference To:
PENNINGTON, NJ 08534	TEGE:EP: 7521
Date: 03/31/2008

Dear Applicant:

In our opinion, the form of the plan identified above is acceptable under section 401 of the Internal Revenue Code for use by employers for the benefit of their employees.  This opinion relates only to the acceptability of the form of the plan under the internal Revenue Code.  It is not an Opinion of the effect of other Federal or local statutes.

You must furnish a copy of this letter, a copy of the approved plan, and copies of any subsequent amendments to each employer who adopts this plan.

This letter considers the changes in qualification requirements contained in the 2004 Cumulative List of Notice 2004-84, 2004-2 C.B. 1030.

Our opinion on the acceptability of the form of the plan is not a ruling or determination as to whether an employer's plan qualifies under Code Section 401(a).  However, an employer that adopts this plan may rely on this letter with respect to the qualification of its plan under Code section 401(a), as provided for in Rev. Proc. 2005-16, 2005-1 C.B. 674 and outlined below.  Please review Announcement 2008-23 I.R.B. 2008-14 to determine the items necessary for filing an application for a determination letter if one is required for reliance, or is otherwise desired.  The terms of the plan must be followed in operation.  Generally, the employer may request a determination letter by filing an application with Employee Plans Determinations on Form 5307, Application for Determination for Adopters of Master or Prototype or Volume Submitter Plans.

Except as provided below, our opinion does not apply with respect to the requirements on (a) Code sections 401(a) (4), 401(1), 410(b) and 414(s).  Our opinion does not apply for purposes of Code section 401(a)(10)(B) and section 401(a)(16) if an employer ever maintained another qualified plan for one or more employees who are  covered by this plan.  For this purpose, the employer will not be considered to have maintained another plan merely because the employer has maintained another defined contribution plan(s), provided such other plan(s) has been terminated prior to the effective date of this plan and no annual additions have been credited to the account of any participant under such other plan(s) as of any date within the limitation year of this plan.  See section 19.02(1) of Rev. Proc. 2005-16, 2005-1 C.B. 674 regarding nonstandardized defined contribution plans and the repeal of Code section 415(e).  Our opinion also does not apply for purposes of Code section 401(a)(16).  If after December 31, 1985, the employer maintains a welfare benefit fund defined in Code section 419(e), which provides postretirement medical benefits allocated to separate accounts for key employees as defined in Code section 419A(d)(3), or an individual medical account as defined in Code section 415(1)(2).

MERRILL LYNCH PIERCE FENNER & SMITH
FFN: 31239810003-003

Our opinion applies with respect to the requirements of Code section 410(b) if 100 percent of all nonexcludable employees benefit under the plan.  Employers that elect a safe harbor allocation formula and a safe harbor compensation definition can also rely on an opinion letter with respect to the nondiscriminatory amounts requirement under section 401(a)(4) and with respect to whether the form of the plan satisfies the requirements of sections 401(k)(3) and 401(m)(2).  In the case of plans described in section 401(k)(11) and/or 401(m)(12), employers may also rely on the opinion letter with respect to whether the form of the plan satisfies those requirements unless the plan provides for the safe harbor contribution to be made under another plan.

If you, the master or prototype sponsor, have any questions concerning the IRS processing of this case, please call the above telephone number.  This number is only for use of the sponsor.  Individual participants and/or adopting employers with questions concerning the plan should contact the master or prototype sponsor.  The plan's adoption agreement must include the sponsor's address and telephone number for inquiries by adopting employers.

If you write to the IRS regarding this plan, please provide your telephone number and the most convenient time for us to call in case we need more information.  Whether you call or write, please refer to the Letter Serial Number and File Folder Number shown in the heading of this letter.

You should keep this letter as a permanent record.  Please notify us if you modify or discontinue sponsorship of this plan.

Sincerely yours,

/s/Andrew E. Zuckerman

Andrew Zuckerman
Director,
Employee Plans Rulings and Agreements